Exhibit 3


                                                                TRANSLATION
                                                                -----------


                     SERIES "B" STOCK OPTION AGREEMENT


            SERIES "B" STOCK OPTION AGREEMENT, dated as of August 4, 1994, (this "Agreement)", between, Banco Nacional de Mexico, S.A., Institucion de Credito, Group Financiero Banamex Accival (the "Grantor") organized under the laws of the United Mexican States ("Mexico"), as trustee, under Trust Agreement No. 12-816-1, dated August 4, 1994 (the "Trust Agreement"); and InverMexico, S.A. de C.V., Casa de Bolsa, Grupo Financiero InverMexico, a Financial Institution organized in accordance with Mexican laws (hereinafter "InverMexico").

                                DECLARATIONS

      I.    The Grantor declares:

            (a) That it is empowered to carry out this Agreement in accordance with the regulations of Section XV of Article 46 of the Credit Institutions Law.

            (b) That on August 4, 1994, in its capacity as trustee it entered into with ASARCO Incorporated, ASARCO de Mexico (Delaware) Inc., ASARCO (Delaware) Incorporated and Mexican Mine Holdings, Inc., as Beneficiaries, the Trust Agreement by which 62,104,386 ordinary shares, Series "B," Class I representative of the capital stock of Grupo Mexico, S.A. de C. V. (hereinafter "Grupo Mexico") which they owned, were irrevocably and definitively transferred, for the purpose of granting InverMexico the option contained in this Agreement. A copy of such Agreement is attached hereto as Annex "4," and it is an integral part of this Agreement.

            (c) That on January 21, 1994, Group Industrial Minera Mexico, S.A. de C.V. and Mexico Desarrollo Industrial Minero, S.A. de C.V. entered into a Reorganization Agreement, (the "Reorganization Agreement") with ASARCO Incorporated (hereinafter "ASARCO") and Mexican Mine Holdings, Inc. (hereinafter "MMH"), pursuant to Clause SIXTH of which, the Grantors agreed to grant to the Series A shareholders of Grupo Industrial Minera Mexico, S.A. de C.V. ("GIMMSA"), or their designees (who, pursuant to the Reorganization Agreement, accept the public reciprocal offer indicated in paragraph "c"), an irrevocable option to purchase, in whole or in part, the 62,104,386 Series "B" shares of Grupo Mexico retained by the Grantors pursuant to the Reorganization Agreement (such shares being hereinafter referred to as the "Option Shares").

            (d) That it has the absolute disposition of the Option Shares to dispose of and deliver, without judicial intervention, at the time in which InverMexico exercises totally or partially the option contained in this Agreement, and InverMexico pays the exercise price in accordance with the terms of this Agreement.

            (e) That its representatives, who appear in its name and on its behalf are empowered as necessary to bind the Grantor to the terms of this Agreement, without such power having been revoked or limited in any manner.

II.   InverMexico declares:

            (a) That it was legally incorporated through public deed 7765 granted April 27, 1973, before Lic. Jose G. Arce y Cervantes, Notary Public 102 of the Federal District, subscribed in the Public Registry of Commerce of the same locality, under number 23, page 32 of volume 877, Third book, on June 23, 1973, and presently inscribed in commercial file 4744 of the same Registry.

            (b) That it is the beneficiary of the option contained in this Agreement under the terms of the Trust Agreement mentioned in Declaration I (b) of this Agreement.

            (c) That its representatives, who appear in its name and on its behalf are empowered as necessary to bind it to the terms of this Agreement, without such power having been revoked or limited in any manner.


      IN WITNESS WHEREOF, and as a result of the obligations and agreements herein established, the parties hereto agree as follows:

                                  CLAUSES

1.  GRANT OF OPTION.

      The Trustee hereby grants to InverMexico an irrevocable option (the "Option") to purchase, at any time or times, during the Option term, all or part of the Option Shares, at the exercise price of U.S. $1.40 (One dollar and Forty Cents) per share payable in United States dollars, and if that is not possible, in accordance with Mexican laws or regulations, then the payment of the Exercise Price shall be the rate of exchange quoted by Banco Nacional de Mexico, S.A., Bancomer, S.A. and Banca Serfin, S.A. for the sale of dollars to third parties on the day of the payment, in this last instance, or in its absence, but only within the last two months of the effectiveness of the Option including the expiration day at the rate of exchange that is established by the Mexican federal government to satisfy obligations in foreign currency and in immediately available funds, in the domicile of Grantor in Mexico City, Federal District (the "Exercise Price"), subject to the terms and conditions of this Agreement. For the grant of the Option there shall be no premium, commission or consideration except the Exercise Price.

2. OPTION TERM.

      The Option may be exercised during business hours on any business day commencing on August 11, 1994, and ending on August 11, 2001 (the "Option Term"). The term "business day" means any day on which banking institutions and stock exchanges in the Cities of Mexico, Federal District and New York, New York are open for business.

3. MANNER OF EXERCISE.

      (a) InverMexico may exercise the Option by delivering an original signed Option Exercise Form, which shall be not earlier than five business days, however, in the last month of the term the Option, two business days, prior to the exercise of the Option, in which it states its acceptance of the purchase and specifies the number of Option Shares exercised on such occasion and the date on which the delivery of such shares shall be complete and the respective price (hereinafter, the "Date of Delivery"). On the Date of Delivery, InverMexico shall transfer payment in full of the Exercise Price for the number of Trust Shares as to which the Option is exercised, in United States dollars, and if that is not possible, in accordance to Mexican laws or regulations, then the payment of the Exercise Price shall be the rate of exchange quoted by Banco Nacional de Mexico, S.A., Bancomer, S.A. and Banca Serfin, S.A. for the sale of dollars to third parties on the day of the payment, in this last instance, or in its absence, but only within the last two months of the term of the Option, including the expiration day, at the rate of exchange that is established by the Mexican federal government to satisfy obligations in foreign currency and in immediately available funds. Against receipt of the Exercise Price the Grantor shall deliver to InverMexico the certificates or titles representing the number of Option Shares exercised in accordance with paragraph (a) properly endorsed, or through its transfer in its account at S.D. Indeval, S.A. de C.V.

      (b) The parties shall pay as it corresponds to each their share of taxes derived from the transfer of the Option Shares or any other taxes or charges applicable and payable relating to the exercise of such Option, in total or in part, or by the delivery of the Option Shares resulting from the exercise of the same.

      (c) Redelivery of Remaining Shares. Any remaining Trust Shares as to which the Option shall not have been exercised within the Option Term which terminates on August 11, 2001, shall be free from any restriction established in this Agreement in favor of the Grantor, in order for the same, acting as the trustee, to proceed in accordance with the Trust Agreement.

      (d) Notation of Partial Exercise. Notation of any partial exercise of the Option shall be made by the Grantor on Schedule I attached hereto.

4.    ADJUSTMENT OF TRUST SHARES IN CERTAIN EVENTS.

      (a) Stock Dividends or Stock Splits. In the event that as a result of stock dividends or splits the Grantor as trustee and the holder of the Option Shares, receives additional shares (hereinafter, the "New Shares") of Grupo Mexico as a result of share dividends, splits, profit capitalization or other entries capitalized of the net profits of Grupo Mexico (not requiring any consideration), the following is agreed:

      (i) All New Shares received by the Grantor, shall be subject to the Option under the terms of this Agreement.

      (ii) The Exercise Price for the Option Shares shall be the amount resulting from subtracting from the sum received by ASARCO and MMH after the exercise of any part of the Option, from U.S. $86,946,140.40 and dividing the remainder by the number of Trust Shares then subject to the Option.

      (b)   Cash Dividends.

      In the event cash dividends are declared on the Option Shares, the Exercise Price or the number of Option Shares shall not be modified.

      (c) Merger and Scission.

      In the event of merger or scission of Grupo Mexico, the securities resulting shall correspond in all cases to the Option Shares and shall be subject to the terms of the same without an adjustment to the Exercise Price, as long as the shareholders were not required to contribute additional capital.

5.    ASSIGNMENTS.

      This Agreement and the rights derived from the Option may be assigned by InverMexico or by any other assignee of InverMexico at any time with respect to the part of the Option not yet exercised, without requiring the consent of the Grantor only to persons controlled, directly or indirectly, by InverMexico, or trusts created by InverMexico or any other entity agreed to by the majority of shareholders of Series "B" shares of Grupo Mexico, however, such assignment shall, in all cases apply to the entire Option and it shall not be subdivided. In its event, for the assignment of all rights derived from the Option and this Agreement, except its assignment to the cover trust that shall be created by InverMexico, in Banco Mexicano, S.A. Trust Division No. F-321260, the consent of the common agent of the holders of the option certificate issued by InverMexico on the shares of Grupo Mexico (GMX 098E EC001).

      Subject to the provisions contained in paragraph one of this Clause, the Grantor is obligated to recognize as valid any assignment of this Agreement and the rights derived from the Option as long as the assignment is carried out under an assignment agreement under the terms of Annex "2" of this Agreement and such assignment is notified to the Grantor in accordance with the form of notice attached hereto as Annex "3". Any assignment shall release InverMexico of all obligations to the Grantor under the terms of the present Agreement, and it shall not have any liability with respect to the obligations assumed by the assignee who shall be considered a party to this Agreement as if it were a signatory of the original in place of InverMexico and any reference to InverMexico under this Agreement shall be considered as referring to the assignee.

      The Grantor waives, for the benefit of the assignee of InverMexico or any other assignee (as the case may be) who could exercise the Option in total or part, to any right to compensation or any other defense that it may have with respect to obligations derived from this Agreement against InverMexico or any other prior assignee (as the case may be), with the understanding that such waiver is not intended to include any right to compensation or defense the Grantor holds by its relationship with the persons who effectively exercise the Option totally or partially.

6. NOTICE.

      All notices, summons, claims or communications in relation to this Agreement, must be made in writing delivered, or transmitted by telefax or telex to the respective domiciles of the parties as follows:

      The Grantor:      Paseo de la Reforma 404, 14th Floor
                        Col. Juarez
                        C.P. 06600 Mexico, D.F.
                        Att'n:  Lic. Fernando Montes de Oca Peregrina

      InverMexico:      Reforma 211, 4th Floor
                        Col. Cuauhtemoc
                        C.P. 06500 Mexico, D.F.
                        Att'n:  Lic. Hector Grisi Checa

or any other domicile of which either party shall notify the other in writing, with the understanding that notices of change in domicile shall be effective upon receipt by the other party. The party giving notice shall obtain some evidence that the notice was received.

7.    AMENDMENT.

      This Agreement shall not be amended, altered or supplemented, except by a written agreement signed by the parties hereto.

8.    SEVERABILITY.

      If any provision of this Agreement shall be invalid, illegal or unenforceable by reason of any applicable law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to the person that would have benefitted from such invalid, illegal or unenforceable term or provision.

9.    APPLICABLE LAW.

      This Agreement shall be governed and construed in accordance with the applicable laws of the United Mexican States.

10.   JURISDICTION.

      Any controversy, claim or complaint arising out of or in connection with this Agreement's interpretation, adherence, validity or enforceability of the same, which the parties cannot resolve amicably, shall be resolved definitively and compulsorily by arbitration in accordance with the terms of Title Four of the Mexican Commerce Code.

      In accordance with Articles 1416 and 1426 of the Mexican Commerce Code, the arbitration shall be conducted before an arbitration panel of the independent arbiters. Each of the parties to the conflict shall designate one arbiter and the third shall be designated by the two arbiters designated by the parties. In the event the third arbiter is not designated within the thirty days following the date on which either party notifies the other of its intention to submit the conflict in question to arbitration, such third arbiter shall be designated by the Chamber of Commerce of the Federal District. The place of arbitration shall be Mexico City, Federal District. The arbitration shall be conducted in Spanish according to the procedures established in Title Four of the Commerce Code.

      Each of the parties acknowledges that any arbitrated finding can be executed in any competent court, and waives any rights to appeal it may have.

11.   COUNTERPARTS.

      This Agreement may be executed in several counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.   HEADINGS.

      The headings or captions in each of the sections of this Agreement are included as reference only and do not affect or modify the meaning or interpretation of each of the sections.

      IN WITNESS WHEREOF, the Grantor and InverMexico have caused this Agreement to be executed on the day and year established in the first paragraph hereof.

      Annexed to this Agreement are: 1) Notations as to Partial Exercise,
2) Copy of the Assignment Agreement, and 3) Copy of the Notice of
Assignment.

                       BANCO NACIONAL DE MEXICO, S.A.
                               TRUST DIVISION
                      GRUPO FINANCIERO BANAMEX ACCIVAL

                   By __________________________________
                    Lic. Fernando Montes de Oca Peregina
                        Title: Trust Representative

                         INVERMEXICO, S.A. de C.V.,
                               CASA DE BOLSA
                        GRUPO FINANCIERO INVERMEXICO

                   By __________________________________
                     Enrique Castillo Sanchez Mejorada
                          Title: Attorney in Fact